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INTUIT INC.                                                        EXHIBIT 11.01

                        COMPUTATION OF NET LOSS PER SHARE

                                                                        THREE MONTHS ENDED
                                                                            OCTOBER 31,

                                                                         1995         1996
                                                                         ----         ----
(In thousands, except per share data; unaudited)


PRIMARY AND FULLY DILUTED

Computation of common and common equivalent shares
    outstanding:
  Weighted average common shares outstanding......................      44,677       46,049
  Equivalent shares issuable upon exercise of
     options (1) .................................................          --           --
                                                                    ----------   ----------

Total weighted average common and common
    equivalent shares outstanding: ...............................      44,677       46,049
                                                                    ==========   ==========
Net loss from continuing operations...............................  $  (18,684)  $  (28,304)
Net loss from discontinued operations.............................      (1,638)          --
                                                                    ----------   ----------
Net loss..........................................................  $  (20,322)  $  (28,304)
                                                                    ==========   ==========
Net loss per share from continuing operations.....................  $    (0.42)  $    (0.61)
Net loss per share from discontinued operations...................       (0.04)          --
                                                                    ----------   ----------
Net loss per share................................................  $    (0.46)  $    (0.61)
                                                                    ==========   ==========
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Fully diluted earnings per share are not presented on the face of the Condensed
Consolidated Statements of Operations since they are identical to primary earnings per share.

(1)  Dilutive shares are not included in periods with a net loss